UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KINIKSA PHARMACEUTICALS INTERNATIONAL, PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Supplement to the Definitive Proxy Statement

For the 2025 Annual Meeting of Shareholders

to be Held on June 3, 2025

May 28, 2025

Dear Shareholder:

By now you should have received Kiniksa Pharmaceutical International, plc’s (the “Company”, “we,” “us,” or “our”) Proxy Statement, along with the proxy card or notice of Internet availability of proxy materials related to our Annual Meeting of Shareholders to be held on June 3, 2025 at 3:00 p.m. British Summer Time (10:00 a.m. Eastern Daylight Time) at Third Floor, 23 Old Bond Street, London, United Kingdom W1S 4PZ (the “Annual Meeting”).

We have asked for your support of our Board of Director’s recommendations on the proposals to be voted on at the Annual Meeting. In this letter, we specifically focus on two proposals that seek to address limitations on UK-domiciled companies that would not apply to Delaware or other US-domiciled companies, in light of the recommendation to vote “Against” such proposals by Institutional Shareholder Services (“ISS”). Glass Lewis and Egan Jones, other prominent proxy advisory firms, have recommended shareholders vote “For” the Share Authority Proposals.

As further described in the Proxy Statement, pursuant to the UK Companies Act of 2006 (the “Companies Act”), our Board of Directors must have specific authority from shareholders to allot shares in the Company or to grant rights to subscribe for or to convert any security into shares in the Company. Additionally, the Companies Act requires that where we wish to issue shares for cash, we must first offer those shares on the same terms to existing shareholders of the Company on a pro-rata basis (commonly referred to as a statutory pre-emption right) unless this statutory pre-emption right is dis-applied, or opted-out of, with the approval of our shareholders.

Proposal 11 seeks authority to allot shares up to approximately 35% of the issued ordinary share capital of the Company (with such authority expiring on June 2, 2030), while Proposal 12 seeks authority to disapply UK statutory pre-emptive rights to such issuances (Proposals 11 and 12 together, the “Share Authority Proposals”).

Our Board of Directors views the Share Authority Proposals, which are typical for UK-domiciled companies like ours, as necessary to, operate our equity incentive compensation programs, finance the development of our pipeline assets or issue equity as part of one or more business development or licensing transactions, in each case without the encumbrance of a pre-emptive offer to existing shareholders.

ISS’s stated rationale for its recommendation to vote “Against” these proposals, which focuses on the five-year duration of the authorization sought, does not adequately assess our needs as a public company listed on the Nasdaq Stock Market (“Nasdaq”), and is not consistent with the reality that a similarly-situated US-domiciled company need not seek such approvals at all. Our Board of Directors chose to seek the maximum five-year statutory timeframe under UK law to ensure our long-term funding and financing flexibility. Approval of the Share Authority Proposals would provide us with the equivalent of a reserve of “authorized but unissued shares” from which we could issue securities, similar to a US-domiciled company. Without such approvals, we would be significantly disadvantaged compared to our US-domiciled competitors.

We believe that ISS’s rationale does not properly reflect our needs as a UK-domiciled biotechnology company competing in a US dominated market. The Share Authority Proposals are essential for the smooth operation of our shareholder-approved equity incentive plans, which are crucial for the recruitment and retention of talented individuals in a highly competitive industry. If our shareholders do not approve the Share Authority Proposals, the existing authorities that allow us to operate our equity incentive programs (among other corporate actions) will expire in September 2025. Thereafter, the Board of Directors will be unable to issue shares, including pursuant to existing equity awards granted under our equity incentive plans, or grant any rights to subscribe for shares, without first seeking shareholder approval, which would be burdensome, time consuming and expensive. Being subject to such requirements would prevent us from timely honoring our agreements with our employees that allow them to exercise share options or issue shares pursuant to vesting restricted share units. A US-domiciled business is not required to seek shareholder approval before honoring equity grants under an equity-incentive plan that was previously approved by such business’s shareholders (as ours is).

Approval of the Share Authority Proposals would also enable financing flexibility on the same basis as US-domiciled companies by providing a pool of authorized but unissued shares from which we may conduct equity financings or issue pursuant to business development transactions. Approval of the Share Authority Proposals would not exempt us from Nasdaq’s requirements to obtain shareholder approval prior to certain share issuances (e.g., shareholder approval is still required for an issuance of a number of shares in excess of 20% of our outstanding shares of common stock) or to comply with applicable Securities and Exchange Commission (“SEC”) disclosure rules and other regulations.

We are specifically seeking an authority to allot an amount of up to approximately 35% of our current outstanding shares over a five-year period. The proposed size of the allotment is based on:

(i)	an estimate of the number of shares we expect to issue pursuant to awards granted under our shareholder-approved equity incentive plans, reflecting approximately 3% of our outstanding shares per year over five years, for a total of 15% of our current outstanding shares, and
(ii)	a 20% allotment, consistent with the maximum number of shares that may be issued pursuant to Nasdaq rules without first obtaining shareholder approval, to provide our Board of Directors with flexibility to issue shares of the Company in a fundraising or other business development transaction.

We encourage you to evaluate the Company’s objectives in seeking approval of the Share Authority Proposals in light of the factors discussed in this letter. The Share Authority Proposals are critical for our business plan and our ability to build shareholder value. Accordingly, we seek your support “For” the Company’s Share Authority Proposals.

Even if you have already voted, you can change your vote at any time before the Annual Meeting or during the Annual Meeting, as described in more detail in our Proxy Statement. Information on how to vote your shares and how to change your vote or revoke your proxy is contained in the Proxy Statement beginning on page 7 under the caption “Questions and Answers About the Annual Meeting.” We urge you to vote your shares prior to the Annual Meeting by using one of the methods described in the Proxy Statement.

If you have any questions or require assistance in voting your shares or changing your vote, please contact the Company’s investor relations team at IR@Kiniksa.com or our proxy solicitor, Okapi Partners LLC, toll-free at 888-785-6668 or email info@okapipartners.com.

We have retained Okapi Partners LLC to assist in the solicitation of proxies. Okapi Partners LLC will receive an engagement fee of $30,000 for its services and will be reimbursed for its out-of-pocket expenses.

This supplement is being filed with the SEC on May 28, 2025. Proxy materials related to the Annual Meeting, including this Supplement, are available at proxyvote.com and the “Annual Reports & Proxy Statements” section of the “Investors” page of our website located at www.kiniksa.com.

Sincerely,

Sanj K. Patel

Chief Executive Officer and Chairman of the Board